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Exhibit 10.34

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of this 30 day of April, 2008 and effective as of May 1, 2008 (the "Effective Date") by and between GRANT H. WILLIAMS, an individual (the "Executive"), and NEW FRONTIER MEDIA, INC., a Colorado corporation with offices at 7007 Winchester Circle, Suite 200, Boulder, CO 80301, as well as its affiliates and subsidiaries whether now in existence or formed in the future. ("NFM"), recites and provides as follows:

        WHEREAS, NFM desires to retain the services of Executive, and Executive desires to be employed by NFM, all on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, NFM and Executive agree as follows:

        1.    TERM.    The Term of this Agreement shall begin as of the Effective Date and shall continue until midnight on April 30, 2010, or such date as the Agreement is terminated by either party as hereinafter provided (the "Term").

        2.    TERMS OF EMPLOYMENT.

        A.    POSITION AND DUTIES.

        (i)    During the Term, Executive shall have the title of Chief Financial Officer and shall perform the duties associated with such title.

        (ii)   During the Term, Executive agrees to devote his full-time and attention to the business and affairs of NFM. Executive's employment under this Agreement shall be Executive's exclusive employment during the Term of this Agreement.

        B.    COMPENSATION.

        (i)    Base Salary.    During the Term, Executive shall receive a base salary ("Base Salary"), which shall be paid in equal installments on a bi-weekly basis, at the rate of Two Hundred Thousand Dollars ($200,000.00) per annum, which Base Salary may be reviewed and adjusted, but in no event decreased, annually. The Executive's Base Salary shall be subject to all applicable federal, state and local withholding taxes and required withholdings under any NFM benefits plans Executive participates in.

        (ii)    Discretionary Bonus.    In addition to Executive's Base Salary, Executive shall be eligible for an annual discretionary bonus ("Bonus") which shall be awarded based upon factors and individual and/or company performance criteria established in the sole discretion of NFM.

        (iii)    Stock Options.    Executive shall be eligible to receive stock options under the terms and conditions of any applicable Stock Option Plan approved by shareholders of NFM, on the terms and conditions set forth in such a plan. Stock Options shall be granted at the discretion of the Board of Directors and the Compensation Committee of NFM.

        (iv)    Expenses.    During the Term, Executive shall be entitled to receive reimbursement for all employment-related expenses incurred by Executive in accordance with the policies, practices and procedures of NFM as in effect generally from time to time after the Effective Date with respect to other employees at Executive's level within NFM.

        (v)    Vacation.    Executive acknowledges that NFM has no policy concerning vacation time or sick leave applicable to its executive level employees and, by executing this Agreement, Executive acknowledges and agrees that he shall not accrue any such vacation or sick leave benefits during the Term. Executive is authorized to take paid time off provided he meets his professional and productivity obligations to NFM as determined by the Chief Executive Officer of New Frontier Media, Inc. Executive is to coordinate time off with the Chief Executive Officer or his designee.

        (vi)    Other Benefits.    During the Term, Executive shall be entitled to such health insurance and other benefits, in accordance with the policies, programs and practices of NFM which are in effect from time to time after the Effective Date with respect to other employees at Executive's level within NFM.

        (vii)    Relationship Subsequent to this Agreement.    On or before the end of the Term, NFM and Executive shall address the subject of a new or extended employment agreement to take effect upon the expiration of this Agreement. If the parties do not execute a new written agreement upon the expiration of this Agreement, but the parties are negotiating a new agreement in good-faith, Executive shall be paid the base salary as outlined within this Agreement in regular bi-weekly installments.

        3.    TERMINATION OF EMPLOYMENT.

        A.    DEATH.    If the Executive dies while employed by NFM, the Executive's employment shall terminate on the date of death and NFM shall pay to the Executive's executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of NFM, which amounts shall be paid within the time frames specified by Colorado state wage law. Otherwise, NFM shall have no further liability or obligation under this Agreement to the Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

        B.    DISABILITY.    If the Executive incurs a Disability (as defined below) during the Term, the Executive's employment shall terminate on the date of Disability. If the Executive's employment terminates on account of his Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of NFM, which amounts shall be paid within the time frames specified by Colorado state wage law. For purposes of this Agreement, the term "Disability" shall have the same meaning as under NFM long-term disability plan, or if there is no such plan, if the Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him (as determined by the Board in its sole discretion) for more than 90 consecutive or non-consecutive days out of any 6 consecutive month period.

        C.    CAUSE.    NFM may terminate the Executive's employment at any time for Cause (as defined below) upon written notice to the Executive (subject to the Executive's opportunity to cure described below), in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of NFM, which amounts shall be paid within the time frames specified by Colorado state wage law. For purposes of this Agreement, "Cause" shall mean any of the grounds for termination of the Executive's employment listed below:

        (i)    The Executive's conviction of, or plea of guilty or nolo contendere to, (a) a felony (other than traffic violations), (b) a crime involving moral turpitude, or (c) a criminal act which adversely affects the business or reputation of NFM, its parent or its subsidiaries;

        (ii)   The Executive's engagement in willful misconduct or willful or gross neglect in the performance of his duties hereunder, or commission of an act of fraud, embezzlement, theft, dishonesty, breach of trust or misappropriation of funds against NFM, its parent or its subsidiaries;

        (iii)  Material breach of this Agreement by the Executive;

        (iv)  Violation by Executive of any of NFM's personnel policies; or

        (v)   The Executive's persistent and continuing failure to perform the Executive's reasonable duties hereunder.

        If there is an event or condition under Section 3(C)(iii), (iv) or (v) above, the Executive shall have ten (10) days from the date NFM provides notice to the Executive of the event or condition constituting Cause to cure such event or condition (to the extent the event or condition is curable), and if the Executive does so fully cure such event or condition, such event or condition shall not constitute Cause hereunder.

        D.    WITHOUT CAUSE.    If the Executive's employment is terminated by the Company without "Cause" (as defined in Section 3(C)), or if NFM materially breaches this Agreement, this Section 3(D) shall apply.

        (i)    NFM may terminate the Executive's employment with NFM at any time without Cause. Upon such termination without Cause, Executive shall be under no obligation to render any additional services to NFM and shall be allowed to seek other employment, subject to the Restrictive Covenants set forth herein.

        (ii)   Unless the Executive complies with the provisions of Section 3D(iii) below, upon termination without Cause, Executive shall be entitled to receive only any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of NFM, which amounts shall be paid within the time frames specified by Colorado state wage law. No other payments or benefits shall be due under this Agreement to the Executive.

        (iii)  Notwithstanding the provisions of Section 3(D)(ii), upon termination without Cause under Section 3(D)(i) above, if the Executive executes and does not revoke a written release, in a form reasonably acceptable to NFM, of any and all claims against NFM and all related parties with respect to all matters arising out of the Executive's employment by NFM, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit and to all indemnification and similar rights under the Company's Certificate of Incorporation, Bylaws or otherwise) (the "Release"), the Executive shall be entitled to receive, in addition to all amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of NFM, the following:

        (a)   An amount equal to Executive's Base Salary (at the rate in effect immediately before the Executive's termination or resignation, as applicable) for the remaining duration of the Term or for eighteen (18) months, whichever is longer, which will be payable in accordance with NFM's normal payroll practices in regular bi-weekly installments; and

        (b)   The immediate vesting of all outstanding options awarded to Executive prior to the date of such termination; and

        (c)   Payment of premiums on behalf of Executive to allow Executive to receive COBRA coverage for health, dental and vision benefits then being provided for Executive at the time Executive's employment is terminated, for the remainder of the Term, which benefit shall be provided subject to the applicable terms and conditions governing such COBRA coverage; provided, however that if Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by NFM as described herein shall terminate.

        (iv)  Application of Section 409A of Internal Revenue Code.    Notwithstanding anything contained in Section 3(D) to the contrary, to the extent that: (a) the parties' agreement regarding the severance payments to be made by NFM to Executive in accordance with this Agreement upon termination of Executive without Cause is treated as a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Internal Revenue Code of 1986 (the "Code"); (b) the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code; and (c) Section 409A(a)(1)(A) of the Code would apply to any severance payments to be made upon such termination, but for the application of Section 409A(a)(2)(A)(i) of the Code required to avoid the tax consequences of Section 409A of the Code, the first such severance payment under either scenario shall cover all payments scheduled to be made to Executive during the first six (6) months after the applicable date of termination and such first payment shall be delayed until the day after the six (6) month anniversary of such date of termination. If the Executive dies during such six-month period, the severance payments shall be paid to the personal representative of the Executive's estate as soon as practicable, but not later than 60 days, after the date of the Executive's death. If payment is delayed pursuant to section 409A of the Code, the accumulated amounts withheld on account of section 409A of the Code shall be paid on the first business day after the end of the six-month period.

        E.    CHANGE IN CONTROL.    For purposes of this Agreement, a "Change in Control" of NFM shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

        (i)    Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the "beneficial owner" (as defined in Rule 13-d under the Act) directly or indirectly, of securities representing more than fifty percent (50%) of the (a) total outstanding shares of common stock of NFM, or (b) the total combined voting power represented by NFM's then outstanding voting securities other than by virtue of a merger, consolidation, or similar transaction. However, if any one person, or more than one person acting as a group, owns 50% or more of the total fair market value or total voting power represented by NFM's then outstanding voting securities, the increase in beneficial ownership by such person or group or persons will not be considered a Change of Control.

        (ii)   A change in the composition of the Board of Directors of NFM ("Board"), as a result of which less than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of New Frontier as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of NFM).

        (iii)  NFM is a party to a merger, consolidation or consummates a similar transaction with any other business entity after which at least 50% of the total voting power of the resulting entity is not held by the shareholders of NFM prior to the merger, or NFM adopts, and the stockholders approve, if necessary, a plan of complete liquidation or dissolution of NFM, a complete dissolution or liquidation of NFM occurs or NFM sells or disposes of substantially all of its assets to an unrelated party (as contemplated by Section 1.409A-3(i)(5)(vii)(3) of the Treasury Regulations promulgated under the Code).

        F.    CHANGE OF CONDITIONS OF EMPLOYMENT.    In the event of a Change in Control, and in the event that NFM thereafter makes any of the following changes, then Executive shall be entitled to voluntarily terminate his employment with NFM:

        (i)    The assignment to Executive by NFM of duties not reasonably consistent with Executive's positions, duties, responsibilities, titles or offices at the commencement of the Term; or

        (ii)   The relocation of NFM's executive offices outside of the Boulder, Colorado area; or

        (iii)  A material change in Executive's title, as it existed immediately prior to the Change in Control.

        In the event of any such voluntary termination permitted by this Section 3(F), Executive shall be entitled to payment of all obligations set forth in Section 3(D)(iii)(a), (b) and (c), plus a one-time bonus in an amount equal to the average annual bonuses awarded to Executive during the immediately preceding two full bonus years. For the avoidance of doubt, any lump-sum payment owed to Executive pursuant to this paragraph shall not be reduced or eliminated to the extent that Executive receives compensation from another employer or work following such termination pursuant to this Section 4(F).

        G.    NON-COMPETE.    In the event that Executive voluntarily terminates his employment as permitted by Section 4(F) hereinabove, Executive shall be free to seek employment elsewhere without regard to whether any prospective employer is a competitor of NFM.

        H.    RESIGNATION (OTHER THAN FOR A CHANGE IN CONTROL).    At any time during the Term, the Executive may voluntarily terminate his employment for any reason. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, which amounts shall be paid within the time frames specified by Colorado state wage law.

        I.    NOTICE OF TERMINATION.    Any termination (whether based on disability, with Cause or without Cause) shall be communicated by a written Notice of Termination to the other party, and may be sent via first class mail, facsimile transmission, email or personal delivery.

        J.    DATE OF TERMINATION.    "Date of Termination" shall mean: (i) the date of transmission of the Notice of Termination by facsimile, email or personal delivery, or (ii) three calendar days after the date of mailing by first class mail, or (iii) date of death or disability (if applicable).

        4.    RESTRICTIVE COVENANTS

        For good and valuable consideration, including but not limited to the increase in Base Salary effectuated by this Agreement, and the continued employment of Executive by NFM, Executive agrees to be bound to the following restrictive covenants:

        A.    COVENANT AGAINST COMPETITION.    Executive agrees that he holds an executive level position with NFM, and Executive further agrees that by virtue of his position he has had access and will continue to have access to NFM's Confidential Information and Trade Secrets (as those terms are defined below), and Executive further agrees that NFM has a legitimate business interest in preventing Executive from putting to a competitive use the information and relationships which pertain to NFM that Executive acquired in the course of his employment, and in protecting its customer base. Accordingly, Executive agrees to the following:

        (i)    The Executive acknowledges and agrees that the principal business of NFM is the sale, promotion and electronic distribution of adult themed programming and events, whether such adult themed programming and events are sold, promoted, or electronically distributed by means now known or hereafter discovered including but not limited to the Internet, satellite systems, cable systems, hotels, IPTV, mobile and/or stand alone systems (the "Business").

        (ii)   In addition, the Executive acknowledges and agrees that: NFM is one of the limited number of companies who have developed the Business; the Executive's work for NFM has given and will continue to give him access to the Confidential Information and Trade Secrets of the Company; the value of all goodwill resulting from the operation of the Business of NFM and its subsidiaries and other affiliates should properly belong to NFM; the covenants and agreements of the Executive in this Section are necessary to preserve the value of such goodwill for the benefit of NFM; the proprietary technologies developed by NFM and its predecessors offer NFM a distinct competitive advantage, and

NFM would not have entered into this Agreement but for the covenants and agreements set forth in this Section. Accordingly, the Executive covenants and agrees that:

        (a)   By and in consideration of the salary and benefits to be provided by NFM hereunder, including the severance arrangements set forth herein, and in consideration of the Executive's executive position and exposure to the Confidential Information and Trade Secrets of NFM, the Executive covenants and agrees that, during the period commencing on the date hereof and ending one (1) year following the date upon which the Executive shall cease to be paid any compensation by NFM (the "Restricted Period"), he shall not anywhere in the Restricted Territory, directly or indirectly: engage in any element of the Business or otherwise compete with NFM; render any services to any person, corporation, partnership or other entity (other than NFM or its affiliates) primarily engaged in any element of the Business; or become interested in any such person, corporation, partnership or other entity (other than NFM or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity.

        For purposes of this Agreement, "Restricted Territory" means any state, county, or locality in the United States in which NFM conducts Business and any other country, city, state, jurisdiction, or territory in which NFM does Business while the Executive is an employee of NFM Media or any of its subsidiaries.

        For purposes of this Agreement, "Trade Secret" means all non-public information whether tangible or intangible related to the products, services or business of NFM that (A) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; or (B) is the subject of efforts by NFM that are reasonable under the circumstances to maintain its secrecy, which might include: (i) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or trade secret nature; (ii) identifying any oral communication as confidential or secret immediately before, during, or after such oral communication; or (iii) otherwise treating such information as confidential or secret. Assuming the criteria in clauses (A) or (B) of this paragraph are met, Trade Secrets includes information, without regard to form, including, but not limited to, technical and nontechnical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers and suppliers which are not commonly known by or available to the public, research, development, and existing and future products.

        (b)   Notwithstanding anything to the contrary in Section 4A(ii)(a) above, in the event of: (i) a material default by NFM of the performance of any of its material obligations hereunder, which default is not cured within ten (10) days after notice thereof, such Restricted Period shall terminate; or (ii) a termination of Executive without Cause, such Restricted Period shall terminate on the date of NFM' last payment of severance benefits to Executive, as provided above.

        B.    NON-SOLICITATION.    During the Restricted Period, Executive shall not, directly or indirectly, (i) solicit or encourage to leave the employment or other service of NFM any employee or independent contractor thereof; or (ii) hire (on behalf of Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of NFM within the one-year period which follows the termination of such employer's or independent contractor's employment or other service with NFM. For purposes of the preceding sentence, the term

"independent contractor" shall refer to independent contractors of NFM whose services relate directly to the conduct of the Business. During the Restricted Period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with NFM' relationship with, or endeavor to entice away from NFM any person who during the Term is or was a customer, client, supplier, licensee or other business relation of NFM.

        C.    CONFIDENTIALITY OBLIGATIONS

        (i)    CONFIDENTIAL INFORMATION.    As used in this Agreement, "Confidential Information" includes, without limitation, design information, manufacturing information, business, financial, and technical information, sales and processing information, product information, customer lists, vendor information, vendor lists, pricing information, corporation and personal business opportunities, software, computer disks or files, or any other electronic information of any kind, Rolodex cards or other lists of names, addresses or telephone numbers, financial information, current projects, projects in development and future projects, forecasts, plans, contracts, releases, and other documents, materials, writings or information, including those which are prepared, developed or created by Executive, or which come into the possession of Executive by any means or manner, and which relate directly or indirectly to NFM (all of the above collectively referred to as "Confidential Information"). Confidential Information includes information developed by Executive in the course of Executive's services for NFM, as well as other Confidential Information to which Executive may have access in connection with Executive's services. Confidential Information also includes the confidential information of other individuals or entities with which NFM has a business relationship. Confidential Information shall not include any information (a) which is in the public domain or which enters the public domain through no act of omission of Executive or (b) which was in the possession of Executive prior to the commencement of his employment with NFM.

        (ii)    DUTY OF CONFIDENTIALITY.    At all times during his employment and thereafter, Executive will maintain in strictest confidence and will not, directly or indirectly, disclose or use (or allow others working with or related to Executive to disclose or use) any Confidential Information belonging to NFM, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of NFM. Upon termination of this Agreement, or at the request of NFM prior to its termination, Executive shall deliver forthwith to NFM all Confidential Information (and all copies thereof) in Executive's possession or control belonging to NFM and all tangible items embodying or containing Confidential Information.

        (iii)    DOCUMENTS, RECORDS, ETC.    All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by NFM or are produced by Executive in connection with Executive's services will be and remain the sole property of NFM. Executive will return to NFM forthwith all such materials and property upon the termination of this Agreement or sooner if requested by NFM.

        D.    ASSIGNMENT OF RIGHTS.    Executive shall make full and prompt disclosure to NFM of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, "Inventions") made by Executive as a result or product of his employment relationship with NFM. Executive hereby assigns to NFM without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof. Executive shall, at the request of NFM, without additional compensation from time to time execute, acknowledge and deliver to NFM such instruments and documents as NFM may require to perfect, transfer and vest in NFM the entire right, title and interest in and to such inventions. In the event that Executive does not timely perform such obligations, Executive hereby makes NFM and its officers his attorney in fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive's behalf. Executive shall cooperate with NFM upon NFM's request and at NFM's cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

        E.    LEGAL AND EQUITABLE REMEDIES.    Because the Executive's services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Confidential Information and Trade Secrets of NFM, and because any breach by the Executive of any of the confidentiality covenants and restrictive covenants contained in Section 4 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, NFM shall have the right to enforce the restrictions set forth in Section 4 by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that NFM may have for a breach, or threatened breach, of the obligations described in Section 4. The Executive agrees that in any action in which NFM seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 4 are unreasonable or otherwise unenforceable.

        F.    SCOPE/BLUE PENCIL PROVISIONS.    Executive agrees that the duration, scope and geographic area of the restrictions stated in this Section are reasonable and necessary given the nature of NFM's Business. However, in the event that a court or arbitrator of competent jurisdiction shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable and unenforceable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

        G.    INDEPENDENT AGREEMENT.    The covenants made in this Section 5 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of Executive against NFM, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants. Notwithstanding anything to the contrary in this paragraph, Executive shall be released from his obligations under Section 4(A) of this Agreement [Covenant Against Competition] if NFM is in material breach of its obligations set forth in Section 2(B) of this Agreement [Compensation], provided such material breach remains uncured for more than thirty (30) days after written notice of said breach from Executive to NFM.

        5.    ARBITRATION.    To the maximum extent permitted by law, all disputes, controversies, claims, or demands of any kind or nature arising between the parties in connection with this Agreement, whether at law or in equity or based upon common law or any federal or state statute, rule, or regulation, that cannot be resolved between the parties through NFM's internal complaint resolution procedures, shall be submitted to binding arbitration by the American Arbitration Association; provided, however, that this arbitration requirement shall not apply to any action by NFM to obtain injunctive relief pursuant to Section 4 hereof to prevent any violation by Employee of the terms of this Agreement, which injunctive action may be brought in any court of competent jurisdiction.

        Any arbitration commenced hereunder shall be initiated in Boulder, Colorado and shall be governed by the AAA National Rules for the Resolution of Employment Disputes. The arbitration shall occur before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within six months of the act or omission which gives rise to the claim. Each party shall be entitled to take any discovery as is permitted by the applicable rules and the arbitrator. In determining the extent of discovery, the arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

        The findings, conclusions, and award rendered in any arbitration shall be binding upon the parties and shall finally determine all questions of fact relating to the dispute. Judgment upon the arbitration award may be entered in the appropriate court, state or federal, having jurisdiction, and each party expressly waives any right to appeal any such judgment rendered by the court. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

        The party instituting arbitration shall be responsible for paying any filing fee(s) required. Each party shall be responsible for paying their own attorney's fees. NFM shall initially advance the costs of the arbitrator's fee for services, whether arbitration is instituted by NFM or Executive. However, the Arbitrator shall have the power, in his or her discretion, to award some or all of the costs of arbitration and reasonable attorneys' fees to the prevailing party. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

        The parties agree that failure to comply with the provisions of this paragraph shall constitute grounds for the dismissal of any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any dispute which arises during the period of this Agreement and which is subject to this arbitration agreement. The arbitration provisions of this Agreement are specifically enforceable by each party to the Agreement and shall survive the termination or expiration of the Agreement.

        THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALL ARBITRABLE DISPUTES MEANS THE EXECUTIVE IS AGREEING TO WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT THE EXECUTIVE MAY HAVE TO ASK FOR A JURY OR COURT TRIAL IN ANY DISPUTE WITH THE COMPANY.

        6.    NO CONFLICTING OBLIGATIONS OF EXECUTIVE.    Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person or entity, and that he has no rights or obligations which may conflict with the interests of NFM or with the performance of Executive's duties and obligations under this Agreement. Executive agrees to notify NFM immediately if any such conflicts occur in the future.

        7.    SUCCESSORS.

        A.    This Agreement is personal to Executive and shall not be assignable by Executive.

        B.    This Agreement shall inure to the benefit of NFM and its successors and assigns. Upon written notice to Executive, NFM may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company.

        8.    LAW CHANGES.    To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of section 409A of the Code, this Agreement shall be administered so that such payments will be made in accordance with the requirements of section 409A of the Code.

        9.    MISCELLANEOUS

        A.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to the principles of conflict of laws.

        B.    Captions/Headings.    The captions and headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

        C.    Entire Agreement.    This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof.

        D.    Modifications of Agreement.    This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board. Notwithstanding anything to the contrary, NFM hereby reserves the right to unilaterally amend this Agreement as necessary to avoid the imposition of liability under or as a consequence of the application of the provisions of Section 409A of the Code.

        E.    Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by email, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith:

  Colorado Satellite Broadcasting, Inc.
  7007 Winchester Circle, Suite 200
  Boulder, CO 80301
  Attn: Ira Bahr, Chief Operating Officer

  Executive:
  Grant H. Williams

        F.    Severability.    If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

        G.    Withholdings.    NFM shall withhold from any amounts payable under this Agreement such amounts as are required to be withheld pursuant to any applicable law or regulation, including without limitation amounts required to be withheld for Federal, State and local taxes, as well as garnishments and other required withholdings.

        H.    Remedies Cumulative; No Waiver.    No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        I.    Counterparts.    This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, Executive has hereunto set Executive's hand, and NFM has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

NEW FRONTIER MEDIA, INC.		EXECUTIVE
By:	/s/ MICHAEL WEINER	By:	/s/ GRANT H. WILLIAMS
Name:	Michael Weiner	Name:	Grant H. Williams
Title:	Chief Executive Officer

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EMPLOYMENT AGREEMENT